Exhibit 4.1

CORNING INCORPORATED

1.500% Notes due 2018

2.900% Notes due 2022

Officers’ Certificate

Pursuant to the Indenture, dated as of November 8, 2000 (the “Indenture”), as supplemented, between Corning Incorporated (the “Company”) and The Bank of New York Mellon Trust Company, N.A. (successor to JPMorgan Chase Bank, N.A., formerly The Chase Manhattan Bank), as Trustee (the “Trustee”), and resolutions duly adopted by the Board of Directors of the Company at a meeting of the Board of Directors duly called and held on December 3, 2014, at which a quorum was present in person or by teleconference and acting throughout (the “Resolutions”), this Officers’ Certificate is being delivered to the Trustee to establish the terms of a series of Securities in accordance with Section 301 of the Indenture and to establish the form of the Securities of such series in accordance with Section 201 of the Indenture.

Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to them in the Indenture.

A. Establishment of Series pursuant to Section 301 of Indenture.

There is hereby established pursuant to Section 301 of the Indenture a series of Securities which shall have the following terms:

(1) One series of the Securities shall bear the title “1.500% Notes due 2018” (the “2018 Notes”) and the second series of the Securities shall bear the title “2.900% Notes due 2022” (the “2022 Notes” and, together with the 2018 Notes, the “Notes”).

(2) The aggregate principal amount of Notes to be issued pursuant to this Officers’ Certificate shall be initially limited to $375,000,000 for the 2018 Notes and $375,000,000 for the 2022 Notes (except for Notes authenticated and delivered upon registration of, transfer of, or in exchange for, or in lieu of, other Notes pursuant to Section 304, 305, 306, 906 or 1107 of the Indenture and except for any Notes which, pursuant to Section 303 of the Indenture, are deemed never to have been authenticated and delivered thereunder). The Company may from time to time, without consent of the existing Holders create and issue additional Notes of either series (the “Additional Notes”) having the same terms and conditions as the applicable series of Notes in all respects, except for the issue date, issue price and, under some circumstances, the first payment of interest thereon. Such Additional Notes of a series, at the Company’s determination and in accordance with the provisions of the Indenture, will be consolidated with and form a single series with the previously outstanding Notes of such series for U.S. federal income tax purposes and for all purposes under the Indenture, including, without limitation, amendments, waivers and redemptions. The aggregate principal amount of the Additional Notes of either series, if any, shall be unlimited.

(3) Interest will be payable to the Person in whose name a Note of a series is registered at the close of business on the Regular Record Date (as defined below) for such series of Notes next preceding each Interest Payment Date (as defined below) for such series of Notes; provided, however, that interest payable on the respective Stated Maturity of the Notes shall be payable to the Person to whom principal shall be payable.

(4) The date on which the principal of the Notes is due and payable shall be May 8, 2018 for the 2018 Notes and May 15, 2022 for the 2022 Notes.

(5) The 2018 Notes shall bear interest at the rate of 1.500% per annum (based upon a 360-day year consisting of twelve 30-day months), and the 2022 Notes shall bear interest at the rate of 2.900% per annum (based upon a 360-day year consisting of twelve 30-day months).

The 2018 Notes shall bear interest from and including May 8, 2015, or from and including the most recent Interest Payment Date to which interest on the 2018 Notes has been paid or duly provided for, as the case may be, payable semiannually on May 8 and November 8 in each year, commencing on November 8, 2015, until the principal thereof is paid or made available for payment. Each such May 8 or November 8 shall be an “Interest Payment Date” for the 2018 Notes, and each May 1 or November 1 (whether or not a Business Day), as the case may be, next preceding an Interest Payment Date for the 2018 Notes shall be the “Regular Record Date” for the interest payable on the 2018 Notes on such Interest Payment Date.

The 2022 Notes shall bear interest from and including May 8, 2015, or from and including the most recent Interest Payment Date to which interest on the 2022 Notes has been paid or duly provided for, as the case may be, payable semiannually on May 15 and November 15 in each year, commencing on November 15, 2015, until the principal thereof is paid or made available for payment. Each such May 15 or November 15 shall be an “Interest Payment Date” for the 2022 Notes, and each May 1 or November 1 (whether or not a Business Day), as the case may be, next preceding an Interest Payment Date for the 2022 Notes shall be the “Regular Record Date” for the interest payable on the 2022 Notes on such Interest Payment Date.

(6) Principal of and interest on the Notes will be payable, and, except as provided in Section 305 of the Indenture with respect to any Global Security (as defined below), the transfer of the Notes will be registrable and Notes will be exchangeable for Notes bearing identical terms and provisions at the corporate trust office of The Bank of New York Mellon Trust Company, N.A. (the “Paying Agent”), in the Borough of Manhattan, The City of New York.

(7) The Notes shall be redeemable as follows:

Each series of Notes will be redeemable in whole at any time or in part from time to time, at the option of the Company. If the Company redeems the 2018 Notes prior to their final Stated Maturity or the 2022 Notes more than 60 days prior to their final Stated Maturity, the redemption price for the Notes of such series will be equal to the greater of (i) 100% of the principal amount of the Notes of such series to be redeemed; or (ii) the sum of the present values of the remaining scheduled payments of principal and interest on the Notes of such series to be redeemed (exclusive of interest accrued to the date of redemption) discounted to the date of redemption on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the then current Treasury Rate plus 10 basis points in the case of the 2018 Notes and 15 basis points in the case of the 2022 Notes. If the Company redeems the 2022 Notes on or after the date that is 60 days prior to their final Stated Maturity, the redemption price for the 2022 Notes will be equal to 100% of the principal amount of the 2022 Notes to be redeemed.

The Company will pay accrued and unpaid interest on the principal amount of the Notes being redeemed to but not including the Redemption Date.

In connection with such optional redemption, the following defined terms apply:

“Comparable Treasury Issue” means the United States Treasury security selected by an Independent Investment Banker as having a maturity comparable to the remaining term of the series of Notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of such series of Notes.

“Comparable Treasury Price” means, with respect to any Redemption Date, (1) the average of the Reference Treasury Dealer Quotations for such Redemption Date, after excluding the highest and lowest Reference Treasury Dealer Quotations, or (2) if the Independent Investment Banker obtains fewer than four such Reference Treasury Dealer Quotations, the average of all such quotations.

“Independent Investment Banker” means one of the Reference Treasury Dealers that the Company appoints to act as the Independent Investment Banker from time to time.

“Redemption Date” means the date fixed for redemption of the Notes by or pursuant to the Indenture.

“Reference Treasury Dealer” means each of Deutsche Bank Securities Inc., J.P. Morgan Securities LLC and Merrill Lynch, Pierce, Fenner & Smith Incorporated and their respective successors, and three other firms that are primary U.S. Government securities dealers (each a “Primary Treasury Dealer”) which the Company will specify from time to time; provided, however, that if any of them ceases to be a Primary Treasury Dealer, the Company will substitute another Primary Treasury Dealer.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any Redemption Date, the average, as determined by the Independent Investment Banker, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Independent Investment Banker by such Reference Treasury Dealer at 5:00 p.m., New York City time, on the third Business Day preceding such Redemption Date.

“Treasury Rate” means, with respect to any Redemption Date, the rate per year equal to the semiannual equivalent yield to maturity of the Comparable Treasury Issue, calculated using a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such Redemption Date. The Treasury Rate shall be calculated on the third Business Day preceding the Redemption Date.

If the Company decides to redeem less than all of the outstanding Notes of a series, the Notes of such series to be redeemed will be selected in the case of Global Securities (as defined below), in accordance with the Applicable Procedures or, in other cases, by any other method the Trustee considers fair and appropriate.

Notice of redemption will be transmitted at least 30 but not more than 60 days before the Redemption Date to each Holder of record of the Notes to be redeemed at its registered address.

The Notes are subject to repurchase at the option of the Holders, as follows:

If a Change of Control Triggering Event occurs, unless the Company has exercised its right to redeem the Notes, it will be required to make an offer to each Holder to repurchase all or, at the Holder’s option, any part (equal to $2,000 or any multiple of $1,000 in excess thereof), of each Holder’s Notes pursuant to the offer described below (the “Change of Control Offer”). In the Change of Control Offer, the Company will be required to offer to repurchase each Holder’s Notes in cash at a price equal to 101% of the aggregate principal amount of Notes repurchased, plus any accrued and unpaid interest on the Notes repurchased to, but not including, the date of repurchase (the “Change of Control Payment”).

Within 30 days following any Change of Control Triggering Event, or at the Company’s option, prior to any Change of Control, but after the public announcement of a pending Change of Control, the Company will be required to send to each Holder of Notes a notice describing the transaction that constitutes or may constitute the Change of Control Triggering Event and offering to repurchase such Notes on the date specified in the notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is transmitted (a “Change of Control Payment Date”). The notice, if transmitted prior to the date of consummation of the Change of Control, will state that the Change of Control Offer is conditioned on the Change of Control Triggering Event occurring on or prior to the Change of Control Payment Date.

On the Change of Control Payment Date, the Company will be required, to the extent lawful, to:

•	accept for payment all Notes or portions of Notes properly tendered pursuant to the Change of Control Offer;

•	deposit with the Paying Agent an amount equal to the Change of Control Payment in respect of all Notes or portions of Notes properly tendered; and

•	deliver or cause to be delivered to the Trustee the Notes properly accepted together with an officer’s certificate stating the aggregate principal amount of Notes or portions of Notes being purchased by the Company.

The Paying Agent will be required to promptly deliver, to each Holder who properly tendered Notes, the Change of Control Payment for such Notes, and the Trustee will be required to promptly authenticate and mail (or cause to be transferred by book entry) to each such Holder a new note equal in principal amount to any unpurchased portion of the Notes surrendered, if any; provided that each new note will be in a principal amount of $2,000 or a multiple of $1,000 in excess thereof.

The Company will not be required to make a Change of Control Offer upon a Change of Control Triggering Event if a third party makes an offer to purchase the Notes in the manner, at the times and otherwise in compliance with the requirements for an offer to purchase made by the Company and such third party purchases all Notes properly tendered and not withdrawn under its offer. In the event that such third party terminates or defaults its offer, the Company will be required to make a Change of Control Offer treating the date of such termination or default as though it were the date of the Change of Control Triggering Event.

The Company will not repurchase any Notes if there has occurred and is continuing on the Change of Control Payment Date an Event of Default, other than a default in the payment of the Change of Control Payment upon a Change of Control Triggering Event.

Except as provided in the last sentence of the next paragraph, the Company may only make an amendment or modification to the provisions obligating it to repurchase Notes upon a Change of Control Triggering Event which adversely affects the interest of any Holder, with the consent of each Holder of Notes to be affected by such amendment or modification.

The Company will comply with the requirements of Rule 14e-1 under the Exchange Act, and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the Notes as a result of a Change of Control Triggering Event. To the extent that the provision of any such securities laws or regulations conflicts with the Change of Control Offer provisions of the Notes, the Company will comply with those securities laws and regulations and will not be deemed to have breached its obligations under the Change of Control Offer provisions of the Notes by virtue of not complying with the Change of Control Offer provisions as a result of any such conflict.

For these purposes, the following terms will be applicable:

“Change of Control” means the occurrence of any one of the following: (1) the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger, amalgamation, arrangement or consolidation), in one or a series of related transactions, of all or substantially all of the Company’s properties or assets and those of its subsidiaries, taken as a whole, to one or more persons, other than to the Company or one of its subsidiaries; (2) the first day on which a majority of the members of the Company’s board of directors is not composed of Continuing Directors (as defined below); (3) the consummation of any transaction including, without limitation, any merger, amalgamation, arrangement or consolidation the result of which is that any person becomes the beneficial owner, directly or indirectly, of more than 50% of the Company’s Voting Stock, measured by voting power rather than number of shares; (4) the Company consolidates with, or merges with or into, any person, or any person consolidates with, or merges with or into, the Company, in any such event pursuant to a transaction in which any of the outstanding Voting Stock of the Company or of such other person is converted into or exchanged for cash, securities or other property, other than any such transaction where the shares of the Company’s Voting Stock outstanding immediately prior to such transaction constitute, or are converted into or exchanged for, a majority of the Voting Stock of the surviving person or any direct or indirect parent company of the surviving person immediately after giving effect to such transaction; or (5) the adoption of a plan relating to the Company’s liquidation or dissolution (other than its liquidation into a newly formed holding company). Notwithstanding the foregoing, a transaction described in clause (3) above will not be deemed to involve a Change of Control if (l) the Company becomes a direct or indirect wholly-owned subsidiary of a holding company (which shall include a direct or indirect parent company of such holding company) and (2)(A) the direct or indirect holders of the Voting Stock of such holding company immediately following that transaction are substantially the same as, and hold in substantially the same proportions as, the holders of the Company’s Voting Stock immediately prior to that transaction or (B) immediately following that transaction no person, other than a holding company satisfying the requirements of this sentence, is the beneficial owner, directly or indirectly, of more than 50% of the then outstanding Voting Stock, measured by voting power, of such holding company or its parent company. Following any such transaction, references in this definition to the Company shall be deemed to refer to such holding company. For the purposes of this definition, “person” and “beneficial owner” have the meanings used in Section 13(d) of the Exchange Act and the rules and regulations thereunder.

“Change of Control Triggering Event” means the Notes cease to be rated Investment Grade by each of the Rating Agencies on any date during the 60-day period (the “Trigger Period”) following the earlier date of (1) the first public announcement of the Change of Control or the Company’s intention to effect a Change of Control and (2) the consummation of such Change of Control, which Trigger Period will be extended following consummation of a Change of Control for so long as the rating of the Notes is under publicly announced consideration for possible downgrade by any of the Rating Agencies. Unless at least one Rating Agency is providing a rating for the long-term unsecured debt of the Company at the commencement of any Trigger Period, the Notes will be deemed to have ceased to be rated Investment Grade during that Trigger Period. Notwithstanding the foregoing, no Change of Control Triggering Event will be deemed to have occurred in connection with any particular Change of Control unless and until such Change of Control has actually been consummated.

“Continuing Directors” means, as of any date of determination, any member of the Company’s Board of Directors who (1) was a member of the Company’s Board of Directors on the date the Notes were originally issued; or (2) was nominated for election, elected or appointed to the Company’s Board of Directors with the approval of a majority of the Continuing Directors who were members of the Company’s Board of Directors at the time of such nomination, election or appointment (either by specific action of the board of directors or by approval by such directors of the Company’s proxy statement in which such member was named as a nominee for election as a director).

“Fitch” means Fitch Ratings, Inc., and its successors.

“Investment Grade” means a rating equal to or higher than BBB- (or the equivalent) by Fitch, Baa3 (or the equivalent) by Moody’s or BBB- (or the equivalent) by S&P, and the equivalent investment grade credit rating from any replacement Rating Agency or Rating Agencies selected by the Company.

“Moody’s” means Moody’s Investors Service, Inc., a subsidiary of Moody’s Corporation, and its successors.

“Rating Agencies” means (a) each of Fitch, Moody’s and S&P; and (b) if any of the Rating Agencies ceases to provide rating services to issuers or investors, a “nationally recognized statistical rating organization” as defined in Section 3(a)(62) of the Exchange Act that is selected by the Company (as certified by the Company’s chief executive officer or chief financial officer) as a replacement for Fitch, Moody’s or S&P, or all of them, as the case may be.

“S&P” means Standard & Poor’s Ratings Services, a division of McGraw-Hill Financial, Inc., and its successors.

“Voting Stock” of any specified person as of any date means the capital stock of such person that is at the time entitled to vote generally in the election of the board of directors of such person.

(8) Except as provided in paragraph (7), the Company shall not be obligated to redeem or purchase any Notes pursuant to any sinking fund or analogous provisions or at the option of any Holder.

(9) Notes may be issued only in fully registered form and the authorized denomination of the Notes shall be $2,000 and any integral multiple of $1,000 in excess thereof.

(10) The amount of payments of principal of and any premium or interest on the Notes will not be determined with reference to an index or pursuant to a formula.

(11) The Notes shall be denominated, and payments of principal of and interest on the Notes will be made, in United States dollars.

(12) The payments of principal of and interest on the Notes shall not be payable at the election of the Company or Holder in one or more currencies, composite currencies or currency units.

(13) The portion of the principal amount of the Notes which shall be payable upon declaration of acceleration of maturity thereof shall not be other than the principal amount thereof.

(14) The defeasance provisions set forth in Sections 1302 and 1303 of the Indenture shall apply to the Notes.

(15) Each series of Notes will be represented by a global security (a “Global Security”) registered in the name of a nominee of the Depositary. The Depository Trust Company will act as Depositary. Except as provided in Section 305 of the Indenture, Notes will not be issuable in definitive form and will not be exchangeable or transferable. So long as the Depositary or its nominee is the registered holder of any Global Security, the Depositary or its nominee, as the case may be, will be considered the sole Holder of the Notes represented by such Global Security for all purposes under the Indenture and the Notes.

(16) The Notes shall be subject to the Events of Default specified in Section 501, paragraphs (l) through (6), of the Indenture.

(17) The Notes shall be entitled to the benefit of the covenants set forth in Article Ten of the Indenture.

(18) The Notes shall not be convertible into shares of common stock of the Company or exchangeable for any other securities.

(19) The 2018 Notes and the 2022 Notes shall have such other terms and provisions as are provided in the form attached hereto as Exhibit A and B, respectively.

B. Establishment of Note Form Pursuant to Section 201 of Indenture.

It is hereby established pursuant to Section 201 of the Indenture that the Global Security representing the 2018 Notes and the 2022 Notes shall be substantially in the form attached hereto as Exhibit A and B, respectively.

C. Other Matters.

Attached as Exhibit C hereto are true and correct copies of the Resolutions; such Resolutions have not been further amended, modified or rescinded and remain in full force and effect; and such Resolutions, together with this Officers’ Certificate, are the only resolutions, approval or other action adopted by the Company’s Board of Directors, or any committee thereof or by any Authorized Officers relating to the offering and sale of the Notes.

The undersigned Linda E. Jolly and Robert P. Vanni, respectively, being Authorized Officers as defined in the Resolutions, each certifies that he has approved the terms of the Notes as set forth in this Officers’ Certificate, all in accordance with the authority of such officer pursuant to such Resolutions.

The Company agrees (i) to provide the Trustee with such reasonable information as it has in its possession to enable the Trustee to determine whether any payments pursuant to the Indenture are subject to the withholding requirements described in Section 1471(b) of the US Internal Revenue Code of 1986 (the “Code”) or otherwise imposed pursuant to Sections 1471 through 1474 of the Code and any regulations, or agreements thereunder or official interpretations thereof (“Applicable Law”), and (ii) that the Trustee shall be entitled to make any withholding or deduction from payments under the Indenture to the extent necessary to comply with Applicable Law, for which the Trustee shall not have any liability.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned has executed this Certificate as of the 8th day of May, 2015.

CORNING INCORPORATED

By:
	Name:	Linda E. Jolly

	Title:	Vice President and Corporate Secretary

By:
	Name:	Robert P. Vanni

	Title:	Assistant Treasurer